                                                                  Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Registration Statement on Form S-1 of our reports on the Consolidated Financial Statements of Interstate Hotels Company and Predecessor Entity as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 dated April 10, 1996, except for the third paragraph of Note 9, as to which the date is April 22, 1996, except for the first paragraph of Note 1, as to which the date is June 25, 1996 and except for
Note 17, as to which the date is October 29, 1996; the Combined Financial Statements of Interstone I Property Partnerships and Predecessor Entities as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 dated April 10, 1996, except for paragraph 2 of Note 1, as to which the date is June 25, 1996; the Combined Financial Statements of Interstone/CGL Partners, L.P. and Predecessor Entity as of December 31, 1994, December 14, 1995 and December 31, 1995 and for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to December 14, 1995 and for the period from December 15, 1995 to December 31, 1995, dated April 10, 1996, except for paragraph 2 of Note 1 as to which the date is June 25, 1996; and the Financial Statements of Boston Marriott Westborough Hotel as of December 31, 1994 and 1995 and for the three years ended December 31, 1995, dated May 2, 1996, except for paragraph 3 of Note 1, as to which the date is July 1, 1996. We also consent to the reference to our firm under the caption "Experts".



                                           /s/  COOPERS & LYBRAND L.L.P.


Pittsburgh, PA
November 4, 1996